Exhibit 23 (a)

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
DPL Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 33-44370) on Form S-3 and the Registration Statement (No. 333-39982) on Form S-8 of DPL Inc. of our report dated February 10, 2004, except for notes 10 and 17, and 18 as to which the date is November 1, 2004, with respect to the consolidated balance sheet of DPL Inc. as of December 31, 2003, and the related consolidated statement of results of operations, shareholders’ equity, and cash flows, for the period ended December 31, 2003, and all related financial statement schedules, which report appears in the December 31, 2003, annual report on Form 10-K of DPL Inc.

/s/ KPMG LLP

KPMG LLP
Kansas City, Missouri
November 1, 2004